Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
Monterey Gourmet Foods	Lippert / Heilshorn & Associates
Eric Eddings, Chief Executive Officer	Becky Herrick
erice@montereygourmetfoods.com	bherrick@lhai.com
Scott Wheeler, Chief Financial Officer	(415) 433-3777
scottw@montereygourmetfoods.com
(206) 622-1016

Monterey Gourmet Foods Provides Business Update
- Reports Preliminary Fourth Quarter 2008 Net Revenue –
- Estimates Non-Cash Write Downs –
- Reports Cash Position of $2.2 Million and No Debt at December 31, 2008 -
- Restructures Sales for Core Business Focus and Implements Cost Reductions -
- To Hold Conference Call at 10:00 a.m. Eastern Time Today -

SALINAS, CA (February 6, 2009) -- Monterey Gourmet Foods (NASDAQ: PSTA), a manufacturer and marketer of fresh gourmet refrigerated food products, provided preliminary unaudited December 31, 2008 data including fourth quarter net revenue, balance sheet figures and estimated impairments. The company also reported a sales realignment to focus on core competencies in fresh pasta and natural foods.

Eric C. Eddings, president and CEO of Monterey Gourmet Foods, said, “Even though net revenue grew seven percent in October 2008 compared to the same month in 2007, a number of factors negatively impacted our fourth quarter 2008 revenue. In particular, a large purchase order was received in November, requiring overtime production. In December, the same customer delayed its next order until late in the month, resulting in excess inventory and the absorption of unallocated overhead. Nonetheless, we are very pleased with the performance of our Monterey Pasta brand during the fourth quarter as net revenue grew 15 percent over the prior year quarter.

“To best manage the current environment and emerge stronger, we will concentrate efforts on our core business of natural foods and fresh pasta and exit non-core businesses. For this purpose, we have reorganized sales into three distinct areas: Club, Retail Pasta and Retail Natural Foods, which we believe will improve our brand performance as well as more closely align our selling strategies to customer needs. In addition, we continue our commitment to cost management and have taken action to further reduce 2009 SG&A by an estimated $2 million.”

The continued downward pressure on the company’s market capitalization has triggered a Statement of Financial Accounting Standards (“SFAS”) 142 “Goodwill and Other Intangible Assets” fair value assessment. The company’s balance sheet as of September 30, 2008, reported goodwill of $12.2 million, intangible assets of $5.7 million, deferred tax assets of $3.3 million, and $2.0 to $3.0 million of other assets totaling up to $24.2 million. The impairment charge will cover some or all of the referenced assets. The non-cash impairment charge will not have an impact on the company’s liquidity or normal business operations.

“While we continue to meet and exceed customers’ expectations in product innovation and new products, we are faced with a challenging economy. Therefore, we are focused on implementing several key initiatives aimed at bolstering and growing the business, including leveraging our core competencies, improving procurement, consolidating facilities and sales teams, and strengthening customer relations. We have a solid balance sheet with $2.2 million in cash and no debt at December 31, 2008, which provides us with a strong foundation on which to build out our business,” concluded Eddings.

Preliminary (Unaudited) Financial Highlights as of December 31, 2008

•	Preliminary fourth quarter 2008 net revenue is expected to range between $24 million and $25 million, compared to $26.8 million in the fourth quarter of 2007.

•	The cash balance at December 31, 2008 was $2.2 million and the company continues to have no debt.

Management intends to review its fourth quarter and year end 2008 results in late February.

Conference Call Information

Management will host a conference call from 10:00 a.m. to 10:30 a.m. Eastern Time / 7:00 a.m. to 7:30 a.m. Pacific Time today to discuss the preliminary fourth quarter 2008 financial results. To listen to the call live, please dial 800-857-6028 at least 10 minutes before the start of the conference and mention pass code “Monterey.” The call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.montereygourmetfoods.com. A telephone replay will be available for 90 days by dialing 888-566-0130. No pass code is required.

About Monterey Gourmet Foods (NASDAQ: PSTA)

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 133,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas (Monterey County), CA; Kent, WA; and Eugene, OR. Monterey Gourmet Foods has national distribution of its products, which are sold under the brands Monterey Pasta, CIBO Naturals, Emerald Valley Kitchen, Sonoma Foods and Casual Gourmet in more than 11,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.

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